Exhibit 23.1

November 14, 2016

We hereby consent to the reference to Thayer O'Neal Company, LLC as a named expert in this Form S-1 Registration statement and to the inclusion of our opinion on the financial statements of Mexico Sales Made Easy Inc. as of and for the years ended December 31, 2015 and 2014.

/S/ ThayerONeal
Thayer O'Neal Company, LLC
Houston, Texas